NEWS RELEASE

                                                           For Immediate Release

For Further Information Contact:

                  Stephen M. Merrick                       Alan R. Refkin
                  Executive Vice President                 Thornhill Capital LLC
                  CTI Industries Corporation               (217) 546-2968
                  (847) 382-1000


               CTI INDUSTRIES CORPORATION ANNOUNCES ACQUISITION OF
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                       MAJORITY INTEREST IN PTF INDUSTRIAS
                       -----------------------------------


BARRINGTON, ILLINOIS, November 16, 1999 -- CTI Industries Corporation (NASDAQ Small Cap-CTIBD), an international manufacturer and marketer of mylar and latex balloons and specialty, laminated and printed films, today announced that it has acquired additional shares of capital stock of PTF Industrias, S.A. de C.V., Guadalajara, Mexico, a manufacturer of latex balloons, and now owns approximately 72% of the outstanding capital stock of PTF. The transaction was concluded through an agreement with a principal shareholder of PTF and by approval of the PTF shareholders at a shareholder meeting held on November 12, 1999. In the transaction, the company contributed to the capital of PTF certain outstanding indebtedness of PTF to the company in the amount of approximately $975,000 and certain equipment valued in total at approximately $745,000 in exchange for capital stock of PTF. In addition, the company has agreed to purchase shares of stock from some PTF shareholders and has the right to acquire substantially all of the remaining outstanding stock of PTF from another shareholder. At the shareholders' meeting, PTF's name was changed to CTI Mexico S.A. de C.V.

Howard Schwan, President of the company, stated: "We believe the transaction will be very beneficial to our company, enabling us to consolidate and coordinate all of our operations."

"PTF's financial results will now be consolidated with ours" he said, "better reflecting our overall sales and results and our margins."

"Moreover, the transaction comes at a particularly good time as PTF and CTI have just concluded an arrangement to supply latex balloons to a major US retail chain"

CTI Industries Corporation, based in suburban Chicago, manufactures and distributes mylar balloons and latex balloons throughout the United States and in over 30 other countries, and manufactures printed, specialty and laminated films for packaging and other commercial uses. CTI's common stock is traded on the NASDAQ Small Cap Market under the symbol CTIBD.

This press release may contain forward-looking  statements within the meaning of
Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company's most recent filing with the Securities and Exchange Commission on Form 10-KSB.